Exhibit 99.1

Press Release	Source: API Nanotronics Corp.

API Nanotronics Reports Record First Quarter Revenues of $7.9 Million

Company Implements Cost-Saving Consolidation and Continues to Invest in Next Generation

Nanotechnology Products

NEW YORK, NY—(MARKET WIRE)—October 10, 2008 — API Nanotronics Corp. (OTC BB:APIA.OB - News) (“API”) (the “Company”), a leading supplier of electronic components, nano-optics and nanotechnology research and development to the defense and communications sectors, today announced first quarter operating results for the period ended August 31, 2008.

Financial Highlights for the First Quarter 2009

•	Net revenue for the first quarter of fiscal 2009 was $7.9 million, an 11% increase over fiscal 2008 first quarter revenue of $7.1 million;

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Gross profit increased to $2.1 million in the first quarter of fiscal 2009 compared to $2.0 million in the first quarter of fiscal 2008 as the Company began to restructure its domestic operations and transfer select manufacturing to China;

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GAAP net loss for the quarter was $0.89 million or $0.03 per share, compared to a loss of $0.71 million or $0.03 per share in the first quarter of 2008. The GAAP loss includes a charge of $0.22 million related to restructuring and the consolidation of facilities. The loss also includes non-cash charges related to stock-based compensation and depreciation totaling $0.53 million. Excluding restructuring expenses, non-cash charges and nanotechnology R&D expenses of $0.94 million, non-GAAP net income was $0.80 million, compared to $0.12 million in the previous year; and

•	Balance sheet remains strong with over $4.2 million in cash and marketable securities and $0.10 million of long term debt.

Reconciliations of non-GAAP measures to GAAP net profit (loss) are included at the end of this release.

Operating Highlights

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During the first quarter of fiscal 2009, API continued to implement a series of initiatives to consolidate its physical plants and streamline manufacturing through greater outsourcing, while improving profitability and achieving significant progress in its nanotechnology endeavors;

•	Three locations have been shut down and the business activities moved to the Company’s Ronkonkoma NY, Somerset NJ and Ottawa Canada sites;

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The Company expanded its presence in China, completing the process of qualifying facilities for its magnetics products and is now able to deliver a range of products designed by its engineering team and manufactured in China with impressive quality and pricing;

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In July, API announced it received two 2008 NanoBriefs® Nano 50(TM) awards. Dr. Martin Moskovits, API’s Chief Technology Officer, was honored as a Nano 50 Innovator and API’s SubWave(TM) UV Polarizers were honored with a Nano 50 product award;

•	The Company secured a large $4.7 million order from Rockwell Collins, expanding its long standing business relationship with the leading military aircraft electronics supplier; and

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The Aries series of 1553 terminals, featuring IP developed in partnership with Sital Technology, an Israeli company specializing in 1553 software solutions, has been qualified by a major defense prime as a pin-for-pin replacement with superior characteristics for a competitor’s product.

Stephen B. Pudles, Chief Executive Officer of API Nanotronics Inc., said, “We are working to maximize profitability and the value of the business. Revenues continue to grow and the nanotechnology platform is proving successful when applied to a variety of sophisticated optical component solutions. We believe the steps we are taking will deliver tangible positive results in the immediate future.”

About API Nanotronics Corp. (OTC BB:APIA.OB - News)

API Nanotronics Corp., through its wholly owned subsidiaries API Electronics Inc., National Hybrid Inc., Filtran Group, TM Systems, Keytronics and API Nanofabrication Corporation, is engaged in the manufacture of electronic components and systems for the defense and communications industries. API is also developing a leadership position in the R&D and manufacture of nanotechnology and MEMS products. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin, and numerous other top technology-based firms around the world, API regularly ships products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, New Jersey and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Nanotronics trades on the OTC Bulletin Board under the symbol APIA. For further information, please visit the company website at www.apinanotronics.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits, our ability to protect our intellectual property, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, the effect of growth on our infrastructure and the effect of competition in the electronic components, nano-optics and nanotechnology industries. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

In this press release, API has provided a non-GAAP financial measure for (i) net profit (loss) to reflect its financial results without charges related to restructuring, depreciation and stock-based compensation expense. Management believes the non-GAAP presentations make it easier for investors to compare current and historical period operating results. These are not recognized measures under US GAAP, do not have a standardized meaning, and are unlikely to be comparable to similar measures used by other companies. Accordingly, investors are cautioned that these non-GAAP measures should not be construed as an alternative to net earnings or loss determined in accordance with GAAP as an indicator of the financial performance of the Company or as a measure of the Company’s liquidity and cash flows.

The following table reconciles first quarter GAAP net income (loss) to non-GAAP net income (loss).

Net Income (Loss) (In millions)	Q108	Q107
GAAP Net income (loss)	$(0.89)	$(0.71)
Restructuring Charge	$0.22	—
Research & Development	$0.94	$0.28
Depreciation	$0.30	$0.20
Stock-based compensation expense	$0.23	$0.35
Non-GAAP Net income	$0.80	$0.12

Contact:

Contact:

Steve Bulwa

Director of Corporate Communications

API Nanotronics Corp.

1-877-API-O-API (274-0274)

Email Contact

Source: API Nanotronics Corp.